Exhibit 23 (ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-113985 and 33-119589) and in the Registration Statements on Form S-8 (Nos. 33-65073, 33-06329, and 33-116195) of Curtiss-Wright Corporation of our report dated March 12, 2003, relating to the financial statements, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 12, 2003 relating to the financial statement schedule, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey

March 15, 2005